EXHIBIT 99.1

JOINT FILING AGREEMENT

February 26, 2016

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto. This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Dated: February 26, 2016

Cloverdale Capital Management, LLC

By:	/s/ C. Jonathan Gattman
Name:	C. Jonathan Gattman
Title:	Sole Member

Cloverdale Capital GP, L.P.

By:	Cloverdale Capital Management, LLC, its general partner

By:	/s/ C. Jonathan Gattman
Name:	C. Jonathan Gattman
Title:	Sole Member

Cloverdale Master Fund, L.P.

By:	Cloverdale Capital GP, L.P., its general partner

By:	Cloverdale Capital Management, LLC, its general partner

By:	/s/ C. Jonathan Gattman
Name:	C. Jonathan Gattman
Title:	Sole Member

C. Jonathan Gattman

/s/ C. Jonathan Gattman